Exhibit 99.1

Bristol West Reports Second Quarter 2006 Earnings and Return on Average
Equity of 13.8 Percent

DAVIE, Fla., Aug. 2 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today reported earnings of $10.3 million, or $0.34 per average fully diluted share, for the quarter ended June 30, 2006. The Company’s return on average equity for the twelve months ended June 30, 2006 was 13.8%.

Net income for the three months ended June 30, 2006 was $10.3 million compared to $13.1 million for the three months ended June 30, 2005. Diluted earnings per share for the three months ended June 30, 2006 were $0.34 compared to $0.41 for the three months ended June 30, 2005. During the most recent quarter, the Company incurred pre-tax losses of $430,000 associated with an extra-contractual verdict in California and $375,000 from hail storms in the Midwest. During the quarter ended June 30, 2005, the Company incurred pre-tax expenses of $935,000 related to previously reported regulatory inquiries concerning the Company’s reinsurance agreements. Net income, excluding the after-tax effect of these items in the respective periods, was $10.9 million, or $0.35 per average fully diluted share, for the quarter ended June 30, 2006 compared to $13.7 million, or $0.42 per average fully diluted share, for the quarter ended June 30, 2005.

Net income for the six months ended June 30, 2006 was $21.5 million compared to $29.9 million for the six months ended June 30, 2005. Diluted earnings per share for the six months ended June 30, 2006 were $0.69 compared to $0.92 for the six months ended June 30, 2005. Net income, excluding the after-tax effect of the aforementioned losses associated with an extra- contractual verdict in California and hail storms in the Midwest and expenses related to the regulatory inquiries in the respective periods, for the six months ended June 30, 2006 was $22.1 million, or $0.71 per average fully diluted share, compared to $30.5 million, or $0.93 per average fully diluted share, for the six months ended June 30, 2005.

Jeffrey J. Dailey, the Company’s Chief Executive Officer, said, “During the quarter we continued to deploy our new Select 2.0 product. We are very encouraged by the early results and over time we believe this product will improve our competitive position while not sacrificing our underwriting discipline. This initiative is consistent with our goal to build long term competitive advantage in the marketplace creating sustainable shareholder value.”

Highlights

* As announced on May 17, 2006, A.M. Best Co. has upgraded the financial strength rating of the Company’s four insurance companies to A- (Excellent) with a stable outlook;

* Introduced our new Select product in Oregon during April, in Texas during June and most recently in Florida as of August 1st. Market reception and the product’s performance to date continues to be positive;

* Increased the agencies and brokerages with which we do business by 240 in the most recent quarter to approximately 8,460 as of June 30, 2006 compared to 8,220 at March 31, 2006;

* Repurchased 413,600 shares of our common stock during the quarter at a cost of $6.9 million under the previously announced $20 million stock repurchase program authorized on October 28, 2005; and

* As announced on July 31, 2006, the Company has refinanced and upsized its debt to $100 million. In connection with the prepayment of the refinanced debt, we will incur a one-time $1.3 million non-cash pre-tax charge in the third quarter of 2006. Under the new credit facility, the Company expects to save almost $1 million per year in interest and fees on the refinanced portion.

Written Premium and Fees

Gross written premium was $143.2 million for the quarter ended June 30, 2006 compared to $157.8 million for the same quarter of 2005, a decline of $14.6 million or 9%. The change in expected policy cancellations added $1.1 million, or less than 1%, to gross written premium in the second quarter of 2006 compared to $8.5 million, or 5%, in the comparable quarter of 2005. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn. Gross written premium, exclusive of these changes in the provision for expected cancellations, declined $7.2 million, or 5%, to $142.1 million for the quarter ended June 30, 2006 compared to $149.3 million for the comparable quarter of 2005. Most of the decline emanated from California and Michigan, as the Company’s premium writings grew 13% in the aggregate in the other states in which it does business.

Gross written premium was $300.4 million for the six months ended June 30, 2006 compared to $328.1 million for the corresponding period of 2005, a decline of 8%. Our California written premium declined by $26.9 million and our Michigan written premium declined by $5.7 million for the six months ended June 30, 2006 compared to the same period of 2005. Outside of these two states, gross written premium grew $11.4 million, or 9% in the aggregate, for the six months ended June 30, 2006 compared to the comparable period of 2005.

Net written premium was $140.8 million for the quarter ended June 30, 2006 compared to $140.4 million for the comparable quarter of 2005, an increase of $0.4 million. Net written premium was essentially unchanged despite the decline in gross written premium because the Company had no voluntary quota share reinsurance in 2006. Net written premium for the quarter ended June 30, 2005 was reduced by $14.9 million as a result of a 10% quota share reinsurance agreement. The Company had no similar agreement in 2006. We continued to cede premium to the Michigan Catastrophic Claims Association (the “MCCA”), the amount and impact of which were not material on the change in net written premium during the second quarters of 2006 and 2005. The MCCA is a mandatory facility which provides excess of loss coverage for personal injury protection in Michigan.

Net written premium was $313.9 million for the six months ended June 30, 2006 compared to $397.1 million for the comparable period of 2005, a decrease of $83.2 million. These decreases resulted primarily from the termination of quota share reinsurance agreements during the first quarters of both 2006 and 2005. Our net written premium, exclusive of the effect of these terminations, was $295.6 million for the first six months of 2006 compared to $290.8 million for the first six months of 2005. Net written premium for the six months ended June 30, 2005 was reduced by $32.4 million as a result of a 10% quota share reinsurance agreement. The Company had no similar agreement in 2006.

Fee income was $13.4 million for the quarter ended June 30, 2006 compared to $16.5 million for the quarter ended June 30, 2005, a decline of $3.1 million. Fee income decreased to $27.3 million for the six months ended June 30, 2006 from $34.3 million for the comparable period of 2005. The declines in fee income were largely the result of the decline in California business, where the fee percentage is higher than in the other states, and a reduction in installment fees. A greater percentage of the Company’s customers are signing up for electronic funds transfer (“EFT”) payment plans, on which the Company charges lower installment fees. The EFT business is more persistent, produces a lower loss ratio and is less expensive to administer.

Net Investment Income

Net investment income increased 16% to $5.1 million for the quarter ended June 30, 2006 from $4.4 million for the quarter ended June 30, 2005. For the six months ended June 30, 2006, net investment income increased 26% to $10.1 million from $8.0 million for the comparable period of 2005. The increases in net investment income were due to higher investment yields on the portfolio in the second quarter and first six months of 2006 compared to 2005. Also, for the first six months, average invested assets were higher in 2006 compared to 2005.

Earnings Before Taxes and Income Taxes

Income before taxes was $15.7 million for the quarter ended June 30, 2006 compared to $20.6 million for the quarter ended June 30, 2005. For the six months ended June 30, 2006, income before taxes was $32.8 million compared to $47.0 million for the corresponding period of 2005.

Federal and state income taxes were $5.3 million for the quarter ended June 30, 2006 compared to $7.5 million for the quarter ended June 30, 2005. Federal and state income taxes were $11.2 million for the six months ended June 30, 2006, representing an effective tax rate of 34.3%, down from $17.0 million and an effective tax rate of 36.25% for the corresponding period of 2005.

Key Ratios

The Company’s combined ratio was 91.8% for the second quarter of 2006 compared to 88.7% for the same quarter of 2005. The loss ratio was 67.6% for the second quarter of 2006, essentially unchanged compared to 67.4% for the second quarter of 2005. The expense ratio was 24.2% for the second quarter of 2006 compared to 21.3% for the same quarter of 2005, an increase of 2.9 points. Lower fee and other income in the second quarter of 2006 compared to the second quarter of 2005 contributed 1.4 points to the increase in the expense ratio. The absence of ceding commission income in the second quarter of 2006 as a result of the termination of the Company’s quota share reinsurance caused 1.9 points of increase to the expense ratio.

The Company’s combined ratio for the six months ended June 30, 2006 was 91.3% compared to 87.1% for the corresponding period of 2005. The loss ratio was 67.7% for the six months ended June 30, 2006 compared to 66.7% for the comparable period of 2005. The Company experienced slightly higher loss costs relative to net earned premium during the first six months of 2006 compared to the first six months of 2005, as well as 0.3 points of adverse development partially attributed to Hurricane Wilma claims from 2005. The expense ratio was 23.6% for the six months ended June 30, 2006 compared to 20.4% for the comparable period of 2005. Of the 3.2-point increase in the expense ratio, 1.3 points was due to lower fee and other income in the six months ended June 30, 2006 compared to the corresponding period of 2005. In addition, 1.3 points of the increase was due to lower ceding commission income for the six months ended June 30, 2006 compared to the same period of 2005, resulting from the termination of the Company’s quota share reinsurance. Increased other operating and general company expenses in the six months ended June 30, 2006 compared to the same period of 2005 added 1.4 points to the expense ratio.

Regulatory Inquiries

As previously reported, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities and Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements. The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

All of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements. Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

Common Stock Repurchases

As previously announced, on October 28, 2005, the Company’s Board of Directors authorized the repurchase of $20 million of the Company’s outstanding common stock. Under this program, the Company may make purchases from time to time in the open market depending on share price, market conditions, and other factors. During the second quarter of 2006, the Company repurchased 413,600 shares of its common stock at a total cost of $6.9 million, or an average cost of $16.60 per share. For the six months ended June 30, 2006, the Company repurchased 867,500 shares of its common stock at a total cost of $15.3 million.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, http://www.bristolwest.com .

Statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions. Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flow or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management. Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those factors that are more particularly described in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the heading “Item 1A. Risk Factors.” We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Income
Gross written premium	$143,187	$157,780	$300,374	$328,130
Net written premium	140,841	140,442	313,859	397,137
Gross earned premium	147,775	166,228	294,554	335,977

Net earned premium	$145,290	$153,536	$289,568	$316,995
Net investment income	5,098	4,402	10,065	8,035
Realized (loss) gain on investments, net	(25)	(25)	43	(26)
Fee income	13,434	16,512	27,270	34,278
Other income	750	678	1,484	1,426
Total income	164,547	175,103	328,430	360,708

Expenses
Losses and loss adjustment expenses incurred	98,277	103,553	195,935	211,318
Commissions and other underwriting expenses	38,436	40,796	75,962	81,611
Other operating and general expenses (a)	10,884	9,138	21,267	18,809
Interest expense	1,281	1,034	2,487	2,002
Total expenses	148,878	154,521	295,651	313,740

Income before federal and state income taxes	15,669	20,582	32,779	46,968

Federal and state income taxes	5,323	7,461	11,243	17,026
Net income	$10,346	$13,121	$21,536	$29,942

Basic earnings per share	$0.35	$0.42	$0.73	$0.96
Diluted earnings per share	$0.34	$0.41	$0.69	$0.92
Weighted average common shares outstanding	29,304,163	30,971,987	29,517,577	31,243,792
Weighted average common shares outstanding including potentially dilutive common shares	30,800,216	32,381,804	31,061,440	32,675,711

Loss ratio	67.6%	67.4%	67.7%	66.7%
Expense ratio (a)	24.2%	21.3%	23.6%	20.4%
Combined ratio	91.8%	88.7%	91.3%	87.1%

(a) Per SEC Staff Accounting Bulletin 107, Topic 14.F, “Classification of Compensation Expense Associated with Share-Based Payment Arrangements,” stock-based compensation expense should be presented in the same lines as cash compensation.  As such, stock-based compensation expense is no longer presented separately, and our expense ratio now includes this expense item.  Prior period amounts have been reclassified to conform to the 2006 presentation.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	June 30, 2006	December 31, 2005

Assets
Total investments	$456,028	$454,872
Cash and cash equivalents	23,823	32,399
Reinsurance receivables	25,647	61,658
Receivables, net	172,557	169,189
Goodwill	101,546	101,546
Other assets	79,632	73,692
Total assets	$859,233	$893,356

Liabilities and Stockholders’ Equity
Total policy liabilities	$413,490	$406,805
Reinsurance payables	2,810	30,590
Accounts payable and other liabilities	37,272	49,081
Long-term debt	67,975	69,925
Total liabilities	521,547	556,401

Total stockholders’ equity	337,686	336,955
Total liabilities and stockholders’ equity	$859,233	$893,356

Book value per share	$11.34	$11.13

 BRISTOL WEST HOLDINGS,  INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended June 30,			Six months ended June 30,
			%			%
State	2006	2005	Change	2006	2005	Change

California	$60.2	$72.2	-16.6%	$128.9	$155.8	-17.3%
Florida	22.7	22.8	-0.4%	48.0	48.0	0.0%
Michigan	17.6	20.3	-13.3%	37.1	42.8	-13.3%
Pennsylvania	7.2	4.1	75.6%	13.1	7.5	74.7%
Texas	5.9	5.6	5.4%	12.0	11.8	1.7%
South Carolina	5.4	4.0	35.0%	12.0	10.0	20.0%
New Hampshire	3.5	4.2	-16.7%	7.4	8.0	-7.5%
Maine	3.0	3.4	-11.8%	6.3	7.2	-12.5%
Virginia	3.0	2.1	42.9%	6.0	4.7	27.7%
Colorado	2.7	1.7	58.8%	4.8	3.4	41.2%
All Other (includes 11 states)	10.9	8.9	22.5%	23.0	20.6	11.7%
Gross written premium, before change in expected policy cancellation provision	$142.1	$149.3	-4.8%	$298.6	$319.8	-6.6%

Change in expected policy cancellation provision	1.1	8.5	n/m	1.8	8.3	n/m

Gross written premium	$143.2	$157.8	-9.3%	$300.4	$328.1	-8.4%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Underwriting Results Before Reinsurance
Revenues
Gross earned premium	$147,775	$166,228	$294,554	$335,977

Expenses
Losses and adjustment expenses incurred	103,760	112,499	206,059	224,669
Commissions	21,549	24,445	43,258	49,843
Other underwriting expenses	16,828	19,209	32,638	35,845
Other operating and general expenses	10,884	9,138	21,267	18,809
Total underwriting expenses	153,021	165,291	303,222	329,166
Gross underwriting result	(5,246)	937	(8,668)	6,811
Fee and other income	14,184	17,190	28,754	35,704
Pretax underwriting income	$8,938	$18,127	$20,086	$42,515

Gross loss ratio	70.2%	67.7%	70.0%	66.9%
Gross expense ratio	23.7%	21.4%	23.2%	20.5%
Gross combined ratio	93.9%	89.1%	93.2%	87.4%
Reinsurance Ceded Results
Revenues
Ceded earned premium	$2,485	$12,692	$4,986	$18,982

Expenses
Ceded losses and adjustment expenses incurred	5,483	8,946	10,124	13,351
Ceding commissions	(59)	2,858	(66)	4,077
Total underwriting expenses	5,424	11,804	10,058	17,428
Ceded underwriting (loss) income	$(2,939)	$888	$(5,072)	$1,554

Ceded loss ratio	220.6%	70.5%	203.0%	70.3%
Ceded expense ratio	-2.4%	22.5%	-1.3%	21.5%
Ceded combined ratio	218.2%	93.0%	201.7%	91.8%
Net Underwriting Results
Revenues
Net earned premium	$145,290	$153,536	$289,568	$316,995

Expenses
Net losses and loss adjustment expenses incurred	98,277	103,553	195,935	211,318
Commissions - net of reinsurance	21,608	21,587	43,324	45,766
Other underwriting expenses	16,828	19,209	32,638	35,845
Other operating and general expenses	10,884	9,138	21,267	18,809
Total underwriting expenses	147,597	153,487	293,164	311,738

Net underwriting result	(2,307)	49	(3,596)	5,257
Fee and other income	14,184	17,190	28,754	35,704
Pretax underwriting income	$11,877	$17,239	$25,158	$40,961

Net loss ratio	67.6%	67.4%	67.7%	66.7%
Net expense ratio	24.2%	21.3%	23.6%	20.4%
Net combined ratio	91.8%	88.7%	91.3%	87.1%

	June 30,

	2006	2005

Reinsurance Balances
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	$22,648	$18,298
Prepaid reinsurance	2,999	20,611
Ceding commission receivable	—	6,670
Reinsurance payables	(2,810)	(27,405)
Net balance	$22,837	$18,174

SOURCE  Bristol West Holdings, Inc.
    -0-                             08/02/2006
    /CONTACT:  Craig Eisenacher, Bristol West Holdings, Inc., +1-954-316-5192/
    /Web site:  http://www.bristolwest.com /